Exhibit (e)(22) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit GGG

to the

Distributor’s Contract

Money Market Obligations Trust

Federated Massachusetts Municipal Cash Trust

Wealth Shares

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated March 1, 1994 between Money Market Obligations Trust and Federated Securities Corp. (“FSC”) with respect to the Wealth Shares of the Federated Massachusetts Municipal Cash Trust.

1.	FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2.	FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated March 1, 1994, between Money Market Obligations Trust and Federated Securities Corp., Money Market Obligations Trust executes and delivers this Exhibit on behalf of the Fund, and with respect to the class of Shares of the Fund, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of September, 2017.

MONEY MARKET OBLIGATIONS TRUST

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Paul A. Uhlman

Name: Paul A. Uhlman

Title: President